Exhibit 99.1

Contacts:

Stephanie Ascher, Stern Investor Relations, Inc., (212) 362-1200, stephanie@sternir.com

NEWS RELEASE

Endocyte Announces Final Overall Survival Results from Phase 2b TARGET Trial in Non-Small Cell Lung Cancer Patients

– Supports Folate Receptor (FR) as a Valid Target in

Non-Small Cell Lung Cancer (NSCLC) –

WEST LAFAYETTE, Ind., Sept.7, 2015 -- Endocyte, Inc. (Nasdaq: ECYT), today presented the final overall survival (OS) analysis from the Phase 2b TARGET trial evaluating its small molecule drug conjugate (SMDC) vintafolide in combination with docetaxel in patients with FR positive recurrent NSCLC at the World Conference on Lung Cancer in Denver, Colorado.

Vintafolide plus docetaxel improved overall survival by 2.7 months in NSCLC regardless of histology (Median OS 11.5 vs. 8.8 months, OS HR=0.86, 95% CI [0.58, 1.26]). In the predefined subset analysis of patients with adenocarcinoma, which expresses higher levels of folate receptor, vintafolide plus docetaxel improved OS by 5.9 months (12.5 vs. 6.6 months, HR=0.72, 95% CI [0.44, 1.16]). OS for vintafolide as single agent was similar to docetaxel (OS 8.4 vs. 8.8 months, HR=1.02, 95% CI [0.70, 1.50]).

The study previously reported that the PFS primary endpoint was met, (HR=0.75, 95% CI [0.52, 1.09]) regardless of histology and in the adenocarcinoma subgroup (HR=0.73, 95% CI [0.46, 1.16]). The safety profile of the combination arm was consistent with those observed with docetaxel alone and vintafolide alone, though a higher rate of hematologic and peripheral neuropathy adverse events were observed in the combination arm.

“The final OS results are consistent with the biology of the folate receptor target, with higher expression levels in the adenocarcinoma subgroup. These data are important in guiding our future studies in NSCLC,” said Ron Ellis, president and CEO at Endocyte.

“Based on the results to date from the ongoing Phase 1 dose escalation trial of EC1456, we are optimistic that this agent will represent an important improvement in the treatment landscape for NSCLC,” said Alison Armour, chief medical officer.

EC1456 is a second generation folate-targeted SMDC, which delivers a more potent drug payload at higher doses than vintafolide.

About Vintafolide and Etarfolatide

Vintafolide is an investigational, proprietary, injectable SMDC consisting of folate (vitamin B9) linked to a potent vinca alkaloid cytotoxic agent, desacetylvinblastine hydrazide (DAVLBH). Vintafolide is designed to selectively target the folate receptor to deliver the anti-cancer agent to the cancerous tissue. Tumors that have high concentrations of the folate receptor are identified by etarfolatide, a non-invasive imaging diagnostic agent.

About EC1456

EC1456 is a second generation SMDC consisting of folate (vitamin B9) linked to a potent cytotoxic agent, tubulysin B hydrazide (TubBH). EC1456 includes an advanced spacer/linker to allow for potentially higher dosing in spite of a more potent payload than vintafolide. EC1456 is currently being evaluated in a Phase 1 study in patients with advanced solid tumors (ClinicalTrials.gov Identifier: NCT01999738).

About Endocyte

Endocyte is a biopharmaceutical company and leader in developing targeted small molecule drug conjugates (SMDCs) and companion imaging agents for personalized therapy in cancer and other serious diseases. Endocyte uses its proprietary technology to create novel SMDCs and companion imaging agents for personalized targeted therapies. The company's SMDCs actively target receptors that are expressed or over-expressed on diseased cells, relative to healthy cells. This targeted approach is designed to enable the treatment of patients with highly potent drugs into these cells. The companion imaging agents are designed to identify patients whose disease expresses the molecular target of the therapy and who therefore may be more likely to benefit from treatment. For more information, visit http://www.endocyte.com.

Endocyte Forward-Looking Statement

Certain of the statements made in this press release are forward looking, such as those relating to the company’s future development plans and those relating to possible future clinical trial results. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks that early stage clinical data may not be indicative of subsequent clinical data, that trials of earlier stage agents may not be successful or may take longer to complete than anticipated, and that actual cash needs and financial results may differ from the Company’s expectations. More information about the risks and uncertainties faced by Endocyte, Inc. is contained in the company's periodic reports filed with the Securities and Exchange Commission. Endocyte, Inc. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.